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                                                                    EXHIBIT (10)
                            FIRST UNION CORPORATION
                      1996 MASTER STOCK COMPENSATION PLAN
          SECTION 1. ESTABLISHMENT, PURPOSE AND EFFECTIVE DATE OF PLAN
     1.1 ESTABLISHMENT. First Union Corporation, a North Carolina corporation, hereby establishes a master stock compensation plan for key Employees, which shall be known as the "1996 MASTER STOCK COMPENSATION PLAN". It is intended that certain of the Options issued pursuant to the Plan may constitute incentive stock options within the meaning of Section 422 of the Internal Revenue Code
(the "Code"). The Plan also shall provide for the issuance of nonstatutory stock options and shares of Restricted Stock.
     1.2 PURPOSE. The purpose of the Plan is to advance the interests of the Corporation by encouraging and providing for the acquisition of an equity interest in the success of the Corporation by key Employees through the grant of incentive stock options, nonstatutory stock options, and shares of Restricted Stock. The Plan will help enable the Corporation to attract and retain the services of key Employees upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent.
     1.3 EFFECTIVE DATE. The Plan shall become effective on April 16, 1996, subject to approval by the shareholders of the Corporation.
                             SECTION 2. DEFINITIONS
     2.1 DEFINITIONS. Whenever used herein, the following terms shall have their respective meanings set forth below:
     (a) "Adjusted Net Income" means the Corporation's net income applicable to common shareholders as it appears on an income statement of the Corporation prepared in accordance with generally accepted accounting principles, adjusted to remove the effect of the following:
     (i) items disclosed under generally accepted accounting principles, or that would be disclosed absent a materiality concept, in the Corporation's income statement as extraordinary gains or losses or as changes in accounting principles;
     (ii) net income or loss attributable to companies acquired in acquisition transactions which are being treated as poolings under generally accepted accounting principles to the extent the income or loss is attributable to periods prior to the consummation date of the transaction; and
     (iii) restructuring charges recognized in the Corporation's income statement as a result of current and/or pending acquisition transactions.
     (b) "Base Salary" means the annual base salary being paid to a Covered Officer as of December 31 of a particular year.
     (c) "Board" means the Board of Directors of the Corporation.
     (d) "Change of Control" means a change in control of the Corporation of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended from time to time (the "Exchange Act"); provided, however, that, without limitation, such a Change of Control shall be deemed to have occurred if (i) any one person, or more than one person acting as a group, acquires ownership of Stock that, together with Stock held by such person or group, possesses more than 50 percent of the total Fair Market Value or total voting power of the Stock, (ii) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of
Stock possessing 20 percent or more of the total voting power of the Stock or
(iii) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of such appointment or election.
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     (e) "Committee" means the Human Resources Committee of the Board consisting of three or more members of the Board and, for so long the Board may determine
(i) who qualify as "outside directors" under Section 162(m) of the Code and the regulations thereunder, and (ii) who are not, and who have not been at any time within one year prior to appointment to the Committee, eligible to receive Stock under the Plan or any similar plan of the Corporation.
     (f) "Corporation" means First Union Corporation, and shall include any subsidiary, 50% or more of the outstanding voting stock of which is owned directly or indirectly by the Corporation, unless the context otherwise requires.
     (g) "Covered Officers" means such executive officers of the Corporation as the Committee may designate in writing as Covered Officers.
     (h) "Early Retirement" means termination of a Participant's employment upon satisfaction of the requirements for early retirement under the Corporation's Pension Plan, provided the Participant has also attained age fifty and had ten or more years of service.
     (i) "Employee" means the Chairman of the Board, any Vice Chairman of the Board, the President, Secretary or Treasurer of the Corporation, any Vice President of the Corporation, and any other individual who performs similar policy making functions of the Corporation.
     (j) "Fair Market Value" means the closing price of the Stock on the New
York Stock Exchange Composite Transactions tape on a particular date.
     (k) "Leave of Absence" means an absence from work that requires a Participant to be away from work for an extended period of time, as determined by the Committee in its sole discretion, which determination shall be final, conclusive, and not subject to appeal.
     (l) "Normal Retirement" means termination of a Participant's employment upon satisfaction of the requirements for normal retirement under the terms of the Corporation's Pension Plan.
     (m) "Option" means the right to purchase Stock pursuant to the terms of the Plan at a stated price for a specified period of time. For purposes of the Plan an Option may be either (i) an incentive stock option within the meaning of
Section 422 of the Code or (ii) a nonstatutory stock option.
     (n) "Participant" means an Employee designated by the Committee to participate in the Plan.
     (o) "Period of Restriction" means the period during which the transfer of shares of Restricted Stock is restricted pursuant to Section 8 of the Plan.
     (p) "Restricted Stock" means Stock granted to a Participant pursuant to
Section 8 of the Plan.
     (q) "ROE" means the Corporation's Adjusted Net Income as a percentage of average common shareholders' equity, excluding any adjustment for unrealized gains or losses on debt and equity securities pursuant to the Statement of Financial Accounting Standards 115. In situations where net income applicable to common shareholders is adjusted as a result of pooling transactions referred to under Section 2.1(a) above, the average equity of the Corporation for the period against which the Adjusted Net Income is compared to determine ROE, shall be computed without taking into account the equity of an acquired company for any time periods prior to the consummation date of the transaction.
     (r) "Retirement" means Early Retirement or Normal Retirement.
     (s) "Stock" means the Common Stock of the Corporation.
     2.2 GENDER AND NUMBER. Except when otherwise indicated by the context, words in the masculine gender when used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.
                    SECTION 3. ELIGIBILITY AND PARTICIPATION
     3.1 ELIGIBILITY AND PARTICIPATION. Participants shall be selected by the Committee from among those Employees who, in the opinion of the Committee, are in a position to contribute materially to the Corporation's continued growth and development and to its long-term financial success, including, without limitation, Participants in certain
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incentive plans of the Corporation pursuant to which, in the sole discretion of the Committee, such Participants may receive all or a portion of such incentive compensation in shares of Restricted Stock and/or Options.
                           SECTION 4. ADMINISTRATION
     4.1 ADMINISTRATION. The Committee shall be responsible for administration of the Plan. The Committee, by majority action thereof, is authorized to select Employees for participation in the Plan, make decisions concerning the timing, pricing and amount of grants or awards under the Plan, interpret the Plan, prescribe, amend, and rescind rules and regulations relating to the Plan, provide for conditions and assurances deemed necessary or advisable to protect the interests of the Corporation, and make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final and binding and conclusive for all purposes and upon all persons whomsoever.
                        SECTION 5. STOCK SUBJECT TO PLAN
     5.1 NUMBER. The total number of shares of Stock subject to issuance under the Plan may not exceed 14,000,000 subject to adjustment as provided by Subsection 5.3. Of this total number, up to 6,800,000 shares of Stock may be granted as shares of Restricted Stock.
     5.2 UNUSED STOCK. In the event any shares of Stock that are subject to an Option which, for any reason, expires or is terminated unexercised as to such shares, such shares again shall become available for issuance under the Plan.
Any shares of Restricted Stock that are forfeited pursuant to the Plan shall also become available for reissuance under the Plan.
     5.3 ADJUSTMENT IN CAPITALIZATION. In the event of any change in the outstanding shares of Stock that occurs after approval of the Plan by the shareholders of the Corporation, by reason of a Stock dividend or split, recapitalization, combination, exchange of shares, or other similar corporate change, the aggregate number of shares of Stock subject to (i) the limitation set forth in Subsection 7.1, and (ii) each outstanding Option, and its stated option price, shall be appropriately adjusted by the Committee, whose determination shall be final, conclusive and not subject to appeal; provided, however, that fractional shares shall be rounded to the nearest whole share. In such event, the Committee shall also make any appropriate adjustments in the number and type of shares subject to Restricted Stock grants then outstanding, pursuant to the terms of such grants or otherwise.
                          SECTION 6. DURATION OF PLAN
     6.1 DURATION OF PLAN. The Plan shall remain in effect, subject to the Board's right to earlier terminate the Plan pursuant to Subsection 11.1, until all Stock subject to it shall have been purchased or acquired pursuant to the provisions hereof. Notwithstanding the foregoing, no Option or shares of Restricted Stock may be granted on or after the tenth (10th) anniversary of the Plan's effective date.
                          SECTION 7. TERMS OF OPTIONS
     7.1 GRANT OF OPTIONS. Subject to the provisions of Subsections 3.1 and 5.1, Options may be granted to Employees at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of Options granted to each Participant; provided, however, that no Participant shall be granted Options to purchase more than 200,000 shares of Stock, subject to adjustment as set forth in Subsection 5.3, during any fiscal year. The Committee also shall determine whether an Option is to be an incentive stock option within the meaning of Section 422 of the Code or a nonstatutory stock option.
     7.2 OPTION TERMS. The terms of each Option shall be determined by the Committee on the date of grant, including the type of Option granted, the Option price, the duration of the Option, the number of shares of Stock to which the Option pertains, the date or dates on which the Option is exercisable and any other terms of the Option.
     7.3 OPTION PRICE. No Option shall have an Option price that is less than the Fair Market Value of the Stock on the date the Option is granted.
     7.4 DURATION OF OPTIONS. Each Option shall expire at such time as the Committee shall determine at the time it is granted; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.
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     7.5 EXERCISE OF OPTIONS. Options shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for all Participants.
     7.6 RESTRICTIONS ON STOCK TRANSFERABILITY. The Committee shall impose such restrictions on any shares of Stock acquired pursuant to the exercise of an Option as it may deem advisable, including, without limitation, restrictions under applicable federal securities law, under the requirements of any stock exchange upon which such shares of Stock are then listed, and under any blue sky or state securities laws applicable to such shares.
     7.7 PAYMENT. The Option price upon exercise of any Option shall be payable to the Corporation in full either (i) in cash or its equivalent, (ii) by tendering shares of previously owned Stock having a Fair Market Value at the time of exercise equal to the total Option price, or (iii) by a combination of
(i) and (ii). The proceeds from any such cash payments shall be added to the general funds of the Corporation and shall be used for general corporate purposes.
     7.8 TERMINATION OF EMPLOYMENT DUE TO DEATH OR RETIREMENT. If the employment of a Participant by the Corporation shall terminate by the Corporation by reason of death or Retirement, any then outstanding Options granted to such Participant shall become immediately exercisable upon such termination. Unless the Committee determines otherwise, any such outstanding Options will be forfeited on the expiration date of such Options or within three years after such date of termination of employment, whichever period is shorter.
     7.9 TERMINATION OF EMPLOYMENT OTHER THAN FOR DEATH OR RETIREMENT. Unless
the Committee determines otherwise, if the employment of a Participant by the Corporation shall terminate for any reason other than death or Retirement, any then outstanding but unexercisable Options granted to such Participant will be forfeited upon such termination. Any then outstanding and exercisable Options granted to such Participant will be forfeited on the expiration date of such Options or three months after such date of termination of employment, whichever period is shorter; provided, however, the Committee may in its sole discretion, cause any such outstanding Options to become immediately exercisable at any time prior to the expiration date of such Options or within three months after such date of termination of employment, whichever period is shorter.
     7.10 TREATMENT OF INCENTIVE STOCK OPTIONS. Unless the Committee determines otherwise, in the case of any outstanding Options granted to a Participant that are incentive stock options, the tax treatment prescribed under Section 422 of the Code shall not be available if such Options are not exercised (i) within three months after the date of termination of employment of such Participant by the Corporation due to Retirement, (ii) within one year after such date of termination of employment due to permanent and total disability, as defined in
Section 22(e)(3) of the Code, (iii) with respect to a Participant who is on a Leave of Absence and whose right to work is not guaranteed by contract or statute, within three months of the 91st day after the commencement of such
Leave of Absence, (iv) with respect to a Participant who is on a Leave of
Absence and whose right to return to work is guaranteed by contract or statute, within the later of (a) three months following the date such Participant's right to return to work is no longer guaranteed either by statute or contract or (b) the time period provided in (iii) above, or (v) within three months following termination of employment for any other reason. For purposes of this Section 7.10, an employee will be deemed to have a termination of employment on the date that the employee ceases to perform actual services for the Corporation as an employee.
     7.11 NONTRANSFERABILITY OF OPTIONS. Unless the Committee determines otherwise, no Option granted to a Participant may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by such Participant, otherwise than by will or by the laws of descent and distribution. Further, all Options granted to a Participant shall be exercisable during his lifetime only by such Participant.
                          SECTION 8. RESTRICTED STOCK
     8.1 GRANT OF RESTRICTED STOCK.
     (a) Subject to Subsections 3.1 and 5.1 and paragraph (b) of this Subsection 8.1, the Committee, at any time and from time to time, may grant shares of Restricted Stock to such Participants and in such amounts as it shall determine. The terms of each grant of shares of Restricted Stock shall be in writing. Certificates for shares of Restricted Stock shall either be issued and delivered to or held by the Corporation for Participants, or such shares may be recorded on the shareholder records of the Corporation by the Transfer Agent of the Stock without the issuance of such certificates.
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     (b) Unless the Committee determines otherwise, shares of Restricted Stock may only be granted to a Covered Officer under the following conditions:
     (i) Prior to April 1 of each year, the Committee shall determine the Covered Officers and an ROE performance goal for such year that will need to be attained in order to permit shares of Restricted Stock to be granted to the Covered Officers in the following year; and
     (ii) the value of shares of Restricted Stock granted to a Covered Officer (calculated by multiplying the Fair Market Value on the date of grant times the number of shares of Restricted Stock granted) shall equal 200% of the Covered Officer's Base Salary for the calendar year preceding the date of grant; provided, however, such value may not exceed $3,000,000; and provided, further, the Committee may, in its discretion, reduce the number of such shares of Restricted Stock to be granted.
     8.2 TRANSFERABILITY. Except as provided in this Section 8 and Subsection 12.2, shares of Restricted Stock granted to a Participant may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by such Participant for such period of time as shall be determined by the Committee and specified in the Restricted Stock grant, or upon earlier satisfaction of other conditions specified by the Committee in its sole discretion and set forth in the Restricted Stock grant.
     8.3 REMOVAL OF RESTRICTIONS. Except as otherwise provided in this Section 8 and Subsection 12.2, shares of Restricted Stock granted to a Participant shall become freely transferable by such Participant after the last day of the Period of Restriction relating to such shares.
     8.4 OTHER RESTRICTIONS. The Committee shall impose such other restrictions on any shares of Restricted Stock as it may deem advisable, including, without limitation, restrictions under applicable federal or state securities laws.
     8.5 CERTIFICATE LEGEND. In addition to any legends placed on certificates pursuant to subsection 8.4 hereof, each certificate representing shares of Restricted Stock granted pursuant to the Plan shall bear the following legend:
        "The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in First Union Corporation's 1996 Master Stock
        Compensation Plan, rules of administration adopted pursuant to such Plan, and a Restricted Stock Award letter dated
                          . A copy of the Plan, such rules, and such Restricted Stock Award letter may be obtained from the Secretary of First Union Corporation."
     Once the shares are released from the restrictions set forth in subsection
8.2 hereof, the Participant shall be entitled to have the legend required by this subsection 8.5 removed from his stock certificates.
     8.6 VOTING RIGHTS. During the Period of Restriction, Participants holding shares of Restricted Stock may exercise full voting rights with respect to such shares.
     8.7 DIVIDENDS AND OTHER DISTRIBUTIONS. During the Period of Restriction, Participants holding shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such shares while they are so held. If any such dividends or distributions are paid in shares of Stock, such shares shall be subject to the same restrictions on transferability as the shares of Restricted Stock with respect to which they are paid.
     8.8 TERMINATION OF EMPLOYMENT DUE TO NORMAL RETIREMENT OR DEATH. Unless the Committee determines otherwise, if the employment of a Participant by the Corporation shall terminate because of Normal Retirement or death, any remaining Period of Restriction applicable to shares of Restricted Stock granted to such Participant shall automatically terminate and, except as otherwise provided in Subsection 8.4, such shares of Restricted Stock shall be free of restrictions and freely transferable.
     8.9 TERMINATION OF EMPLOYMENT FOR REASONS OTHER THAN DEATH OR NORMAL RETIREMENT. Unless the Committee determines otherwise, if the employment of a Participant by the Corporation shall terminate for any reason other than those set forth in Subsection 8.8, then any shares of Restricted Stock subject to restrictions pursuant to Subsection 8.2 on the date of such termination shall automatically be forfeited and returned to the Corporation; provided, however, if such employment terminates due to Early Retirement or any involuntary termination by the
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Corporation other than as set forth in Subsection 8.8 or this Subsection 8.9, the Committee may, in its sole discretion, waive the automatic forfeiture of any or all such shares of Restricted Stock and/or may add such new restrictions to such shares of Restricted Stock as it deems appropriate.
     8.10 NONTRANSFERABILITY OF RESTRICTED STOCK. No shares of Restricted Stock granted to a Participant may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by such Participant, otherwise than by will or by the laws of descent and distribution until the termination of the applicable Period of Restriction. All rights with respect to shares of Restricted Stock granted to a Participant shall be exercisable during his lifetime only by such Participant.
                       SECTION 9. BENEFICIARY DESIGNATION
     9.1 BENEFICIARY DESIGNATION. Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation, benefits remaining unpaid at a Participant's death shall be paid to his estate.
                        SECTION 10. RIGHTS OF EMPLOYEES
     10.1 EMPLOYMENT. Nothing in the Plan shall interfere with or limit in any way the right of the Corporation to terminate any Employee's employment by the Corporation at any time, nor confer upon any Employee any right to continue in the employ of the Corporation.
          SECTION 11. AMENDMENT, MODIFICATION, AND TERMINATION OF PLAN
     11.1 AMENDMENT, MODIFICATION, AND TERMINATION OF PLAN. The Board may at any time terminate, and from time to time may amend or modify the Plan; provided, however, no such action of the Board, without approval of the shareholders, may:
     (a) increase the total amount of Stock which may be issued under the Plan, except as provided in Subsection 5.3;
     (b) change the class of Employees eligible to receive Options or shares of Restricted Stock;
     (c) change the provisions of the Plan regarding the Option price, except as permitted by Subsection 5.3;
     (d) materially increase the cost of the Plan;
     (e) extend the period during which Options or shares of Restricted Stock may be granted;
     (f) extend the maximum period after the date of grant during which Options may be exercised; or
     (g) change the material terms of the performance goal provided for in Subsection 8.1(b), including (i) the class of individuals eligible to receive shares of Restricted Stock or distributions under such Subsection, (ii) a description of the business criteria on which the performance goal is based, or
(iii) the maximum limitation set forth in Subsection 8.1(b)(ii), it being understood that the determination by the Committee of varying ROE goals pursuant to Subsection 8.1(b) shall not be deemed to be a change in the material terms of the performance goal.
     No amendment, modification or termination of the Plan shall in any manner adversely affect any Options or shares of Restricted Stock theretofore granted to any Participant, without the consent of such Participant.
                      SECTION 12. MERGER OR CONSOLIDATION
     12.1 TREATMENT OF OPTIONS. In the event of (i) any merger, consolidation, or acquisition where the shareholders of the Corporation on the effective date of such merger, consolidation, or acquisition do not own at least 50% of the outstanding shares of voting stock of the surviving corporation, or (ii) any Change of Control, all outstanding Options, whether or not then exercisable, will become exercisable for the remaining terms of such Options, subject to the provisions set forth under the Plan. In addition, the Committee, in its sole discretion, shall have the right, prior to such merger, consolidation, acquisition, or Change of Control, to allow Participants holding such outstanding Options to elect to receive, in settlement thereof, an amount in cash equal to the Fair Market Value of the
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shares of Stock subject to such Options at the close of business on such effective date or the date of such Change of Control, as applicable, less the exercise price of such Options multiplied by the number of shares of Stock subject to such Options.
     12.2 TREATMENT OF RESTRICTED STOCK. In the event of (i) any merger, consolidation, or acquisition where the shareholders of the Corporation on the effective date of such merger, consolidation, or acquisition do not own at least 50% of the outstanding shares of voting stock of the surviving corporation, or
(ii) any Change of Control, all restrictions shall lapse on all outstanding shares of Restricted Stock granted to Participants and thereafter such shares shall be freely transferable by such Participant, subject to applicable federal or state securities laws.
                          SECTION 13. TAX WITHHOLDING
     13.1 TAX WITHHOLDING. Whenever shares of Stock are to be issued under the Plan, the Corporation shall have the right to require the recipient of such shares to remit to the Corporation an amount sufficient to satisfy federal, state, and local withholding tax requirements. Participants may elect, subject to disapproval by the Committee, to satisfy the foregoing tax withholding requirements, in whole or in part, by having the Corporation withhold shares of Stock having a Fair Market Value equal to the amount required to be withheld.
     The foregoing elections are subject to the following restrictions: (i) they must be made on or prior to the date the amount of tax to be withheld is determined (the "Tax Date"), (ii) they must be irrevocable, and (iii) they must be subject to the disapproval of the Committee. Elections by Participants who are subject to Section 16(b) of the Exchange Act are subject to the following additional restrictions: such elections must be made (i) six months or more prior to the Tax Date, (ii) in a "window period" beginning on the third business day after release of the Corporation's quarterly or annual earnings to the public following the date of grant as to which the election relates and prior to the Tax Date (which must be at least six months following such date of grant) and ending on the twelfth business day following the date of such release, or
(iii) outside of such window period but to take effect in such a window period.
     13.2 ISO TAX WITHHOLDING/REPORTING. The Corporation shall have the right to effect income, social security and medicare tax withholding and reporting as may be required under applicable law upon the disposition by an employee of stock acquired upon the exercise of an option qualifying as an incentive stock option under Section 422 of the Code at the time of exercise.
                          SECTION 14. INDEMNIFICATION
     14.1 INDEMNIFICATION. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Corporation against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Corporation's approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Corporation an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Corporation's Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Corporation may have to indemnify them or hold them harmless.
                        SECTION 15. REQUIREMENTS OF LAW
     15.1 REQUIREMENTS OF LAW. The granting of Options or shares of Restricted Stock and the issuance of shares of Stock upon the exercise of an Option shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
     15.2 GOVERNING LAW. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of North Carolina.
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